Exhibit 10.2
[LETTERHEAD]
[DATE], 2019
[NAME]
[ADDRESS]
[CITY STATE ZIP]
Re:    Retention Agreement
Dear [NAME]:
On behalf of Legacy Reserves Services, LLC (the “Employer”), I am pleased to offer you the opportunity to receive a retention bonus, if you agree to the terms and conditions contained in this Retention Agreement (this “Agreement”), which shall be effective as of the date you sign this Agreement, as indicated next to your signature below (the “Effective Date”). This Agreement supplements the other terms and conditions of your employment, as set forth in that certain [SPECIFY EXISTING AGREEMENT] dated [DATE] between you and the Employer (the “Employment Agreement”) pertaining to your services for the Employer and its parent, Legacy Reserves, Inc. (the “Company,” and together with its affiliates, the “Related Parties”). This Agreement does not alter any of the terms of the Employment Agreement. Any capitalized but undefined terms used herein shall have the same meaning set forth in the Employment Agreement.
1.Retention Bonus. Subject to the terms and conditions set forth herein, you will be eligible to earn a payment in the gross amount of $[•] (the “Retention Bonus”), subject to the Employer’s receipt of your countersignature on this Agreement and your compliance with this Agreement. The Employer shall advance the Retention Bonus to you, less applicable withholdings and deductions and subject to the clawback provisions described below, as soon as practicable after the Effective Date. You will earn and become fully vested in the Retention Bonus if, and only if: (a) you remain in the Employer’s employ from the Effective Date through the later of (i) the first anniversary of the Effective Date, and (ii) if the Employer or any of its affiliates file voluntary petitions under title 11 of the United States Code (the “Bankruptcy Code”) prior to the first anniversary of the Effective Date, the date on which a plan of reorganization of the Employer or any of its affiliates under chapter 11 of the Bankruptcy Code is deemed effective pursuant to the terms of such plan of reorganization (the “Vesting Date”), or (b) your employment terminates due to your death or termination by the Employer due to Disability (as defined herein) or termination by the Employer without Cause (as defined herein), in each case prior to the Vesting Date, and you (or your estate) execute (and do not revoke) a customary general release in favor of the Employer and its affiliates and their officers, director, employees and agents, in a form reasonably acceptable to the Employer, within the timeframe designated by the Employer (which shall not be less than twenty-one days after the Employer presented such release). You agree that, in the event that your employment terminates prior to the Vesting Date for any reason other than a termination by the Employer without Cause or due to your death or Disability, or if you fail to provide the Employer with an effective release (as described above), you will repay to the Employer, within ten (10) days of demand by the Employer, the entire amount of the Retention Bonus; provided, however, that, in view of the mechanics of tax reporting and withholding with respect to compensation that is clawed back, if the repayment occurs in 2019, you must repay the net (after-tax) amount of the

Retention Bonus paid to you, and if the repayment occurs in 2020 (or thereafter) you must repay the entire gross amount of the Retention Bonus. For the avoidance of doubt, if the Employer terminates your employment without Cause, you will not be required to repay to the Employer any portion of the Retention Bonus, provided that you execute (and do not revoke) the general release described above.

2.“Cause” Defined. “Cause” shall have the meaning set forth in the Employment Agreement (whether or not the Employment Agreement remains in effect), except that if the Employment Agreement is superceded by a subsequent or amended employment agreement that includes a definition of “Cause,” then “Cause” shall have the meaning set forth in such subsequent or amended employment agreement.

3.“Disability” Defined. If, at the time of your termination of employment, you have an employment agreement with the Employer in effect (whether the current Employment Agreement or a superseding agreement) and such agreement defines “Disability” as a termination event under that agreement, then “Disability” shall have the meaning set forth in such employment agreement. In the absence of such a definition, then, for purposes of this Agreement, “Disability” shall mean the determination by a physician selected by the Employer that you have been unable to perform your usual and customary duties for a period of at least one hundred twenty (120) consecutive days or a non-consecutive period of one hundred eighty (180) days during any twelve-month period as a result of incapacity due to mental or physical illness or disease.

4.Withholding Taxes. The Employer may withhold from any and all amounts payable under this Agreement or otherwise such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

5.No Right to Continued Employment. Nothing in this Agreement shall be construed to confer upon you any right to continued employment with the Employer, the Company or Related Parties, or to interfere in any way with the right of the Employer to terminate your employment at any time, subject only to compliance with the terms of any employment agreement between you and the Employer.

6.Coordination with Other Benefits. The Retention Bonus is a special payment to you and will not be taken into account in computing the amount of salary or compensation for purposes of determining any bonus, incentive, pension, retirement, death or other benefit under any other bonus, incentive, pension, retirement, insurance or other employee benefit plan of the Employer, unless such plan or agreement expressly provides otherwise.

7.No Assignments; Successors. This Agreement is personal to each of the parties hereto. Except as provided herein, no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto. The Employer may assign this Agreement to any successor to all or substantially all of the business and/or assets of the Employer, provided that the Employer shall require such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Employer would be required to perform it if no such succession had taken place. As used in this Agreement, “Employer” shall mean the Employer and any successor to its business and/or assets, which assumes and agrees to perform the duties and obligations of the Employer under this Agreement by operation of law or otherwise.

8.Governing Law. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Texas (without regard to its choice of law provisions).

9.Dispute Resolution. Any dispute concerning this Agreement shall be resolved in binding arbitration in accordance with the procedures set forth in the Employment Agreement.

10.Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

11.Entire Agreement; Amendment. Agreement constitutes the entire agreement between you and the Employer with respect to the Retention Bonus and supersedes any and all prior agreements or understandings between you and the Employer with respect to the Retention Bonus, whether written or oral. This Agreement may be amended or modified only by a written instrument executed by you and the Employer.

12.Tax Consequences and Section 409A. You shall be solely responsible for all federal, state, and local tax liabilities including, without limitation, income taxes, any additional taxes imposed under Section 409A of the Internal Revenue Code of 1986 (as amended from time to time, the “Code”), any excise taxes (including those imposed, on golden parachute payments, under Section 4999 of the Code), and the employee portion of employment taxes. The Employer and the Company make no warranty concerning the tax treatment of any payment of the Retention Bonus; you should consult your tax advisor regarding the appropriate tax treatment of the Retention Bonus. The Retention Bonus is intended to be exempt from Section 409A of the Code as a “short-term deferral,” within the meaning of Treasury Regulation 1.409A-1(a)(4). The Employer shall interpret and administer this Agreement accordingly, and shall have complete discretion to make any determination and to take any determination that avoids any violation of Section 409A. However, the Employer makes no representations concerning Section 409A or any related or other federal, state or local tax law.
This Agreement is intended to be a binding obligation on you and the Employer. If this Agreement accurately reflects your understanding as to the terms and conditions of the Retention Bonus, please sign and date one copy of this Agreement where indicated below no later than [DEADLINE] and return the same to me for the Company’s records. Please also retain a copy for your records.
Very truly yours,

[NAME]
[TITLE]
ACCEPTED AND AGREED TO BY:
________________________________        DATED: _________________________
[NAME]